FOR IMMEDIATE RELEASE

Contact:

Stephen R. Martin

Lindsay Morrow-Lilly

Sr. Vice President

Public Relations Specialist

585-394-4260 ext. 36068

585-394-4260 ext. 36148

585-733-4573 (cell)

585-750-4809 (cell)

smartin@cnbank.com

lmorrow@cnbank.com

NEXT PRESIDENT AND CEO OF CANANDAIGUA NATIONAL BANK & TRUST AND CANANDAIGUA NATIONAL CORPORATION NAMED.

Canandaigua, NY, October 18, 2010: At its Meeting last Wednesday, October 13, 2010, the Board of Directors arrived at its choice for the next president and chief executive officer of Canandaigua National Bank & Trust (CNB) and the Holding Company, Canandaigua National Corporation (CNC), unanimously.

The Board’s choice to assume responsibility of leading the enterprise for the foreseeable future is Frank H. Hamlin, III, a director since 2004.

“As a person of perspective, demonstrated leadership and character, Frank’s capabilities are aligned with each element of the job description which the Executive Team, Board and many others have had a hand in drafting to serve CNB’s truly unique enterprise.,” said Daniel P. Fuller, Chairman of the Board.   “Frank is committed to the company’s values, culture, philosophy of doing business and the Community/Region.”

Frank Hamlin will join the Bank during the last week of December after he is excused by the Courts from his duties to represent and defend his current cases assigned.

Frank Hamlin will assume responsibilities as President and CEO of CNC and CNB with this transition to be accomplished in two Phases:

FIRST Phase: Effective January 1, 2011 the roles of George W. Hamlin, IV and Daniel P. Fuller, Chairman of the Board will shift.  George Hamlin will vacate the roles of President of both companies and retain the role of CEO of both for the transition period.   George Hamlin will assume the new role of Chairman of the Board and retain the existing role of CEO.  Frank Hamlin will fill the role of President of both companies for the transition.  Dan Fuller will assume the role of the newly created position of Vice-Chairman of Board of both companies.

             SECOND Phase: Effective any time after January, 1, 2012, but on or before March 31, 2013 Frank Hamlin will be fully vested in his appointment as President & CEO of both companies.  George Hamlin and Dan Fuller remain as Chairman and Vice-Chairman of both companies.

Founded in 1887, Canandaigua National Bank and Trust is the Rochester region’s ONLY local, full-service, community-owned financial institution, with 24 branches in Ontario and Monroe Counties.

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